EXECUTION VERSION

PATENT TRANSFER AGREEMENT

        THIS PATENT TRANSFER AGREEMENT is made and entered into this 16th day of August 2004 (this "Agreement"), by and between HARRIS CORPORATION, a corporation organized under the laws of the State of Delaware, ("Harris"), and TELTRONICS, INC., a corporation organized under the laws of the State of Delaware ("Teltronics").

        WHEREAS:

        (a)      Teltronics purchased certain of the assets, business, rights and goodwill of Harris used in the Enhanced Services Business Unit pursuant to the Asset Sale Agreement entered into as of June 30, 2000 (as amended to the date here of, the "Asset Sale Agreement"); and

        (b)      Pursuant to the Asset Sale Agreement, certain patents and patent applications were included in the assets that were sold by Harris to Teltronics, which patents and patent applications are listed in Schedule 2.1(a)(iii) of the Asset Sale Agreement; and

        (c)      Pursuant to the Asset Sale Agreement, Teltronics issued and delivered to Harris on June 30, 2000, a Secured Promissory Note (which note was subsequently amended and restated as of October 4, 2000), and which note was secured pursuant to a General Security Agreement, dated as of June 30, 2000, covering collateral including the Patents (as defined below); and

        (d)      Teltronics and Harris entered into a Master Restructuring Agreement, dated as of March 27, 2002 (the "Master Restructuring Agreement"), wherein the parties agreed to, among other things, restructure and refinance the amounts owing from Teltronics to Harris under (i) the Secured Promissory Note restated as of October 4, 2000, (ii) the April 13, 2000 Invoice Amount (as defined in the Master Restructuring Agreement), and (iii) the Additional Invoices Amount (as defined in the Master Restructuring Agreement), and pursuant to which (1) Teltronics issued to Harris an Amended, Restated and Consolidated Secured Promissory Note in the original principal amount of $9,196,801.23 (the "2002 Amended and Restated Promissory Note"), (2) Harris and Teltronics executed and entered into the Amended and Restated General Security Agreement, originally dated as of June 30, 2000, and amended and restated as of March 27, 2002 (the "Amended and Restated General Security Agreement"), and (3) Harris and Teltronics amended and modified certain other agreements entered into between Teltronics and Harris; and

        (e)      Teltronics has failed to make the payments under the terms of the 2002 Amended and Restated Promissory Note and Teltronics has not fully complied with the 2002 Amended and Restated Promissory Note, and as of June 1, 2004, Teltronics owes to Harris under the terms of the 2002 Amended and Restated Promissory Note the amount of $9,177,646.27 representing principal in the amount of $8,599,624.27 and accrued and unpaid interest to June 1, 2004 in the amount of $578,022.00; and

        (f)      Pursuant to the terms of this Agreement, Harris and Teltronics have agreed that Teltronics shall convey and transfer all of its rights, title, and interest in the Transferred Patents (as defined below) to Harris in exchange for a consideration consisting of, inter alia, (i) a credit in the amount of $578,022.00 of accrued and unpaid interest as of June 1, 2004 owing to Harris under the terms of the 2002 Amended and Restated Promissory Note, (ii) a credit in the amount of $406,792.00 of unpaid and missed scheduled principal payments as of June 1, 2004, owing to Harris under the terms of the 2002 Amended and Restated Promissory Note, and (iii) the credit for monthly payments in the amount of $290,413.56 representing interest and regularly scheduled principal payments that will be due and accrue under the 2002 Amended and Restated Promissory Note for the period from July 1, 2004 through September 1, 2004; it being acknowledged that Harris is also crediting Teltronics by not increasing the interest rate to the higher default rate of 12.5% for the period from June 1, 2004, through September 30, 2004.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS; RULES OF CONSTRUCTION.

        1.1      Definitions. Except as otherwise specified or as the context may otherwise require, in addition to the capitalized terms defined elsewhere herein, the following terms shall have the respective meanings set forth below whenever used in this Agreement:

              "Ancillary Agreements" shall mean the Assignment of Patents (as defined below) and any other document, certificate, or instrument to be delivered by Teltronics under this Agreement.

              "Digital Telephone Switch Products" shall mean the 20-20 product line and improvements made thereto by Teltronics, including replacement products designed by, or on behalf of Teltronics.

              "Governmental Body" means any Federal, state, municipal, local or other governmental body, department, commission, board, bureau, agency or instrumentality, political subdivision or taxing authority, domestic or foreign.

               "Patents" shall mean (a) the patents, (b) the patent applications in each case listed in Schedule 2.1(a)(iii) of the Asset Sale Agreement, a copy of which Schedule is attached hereto as Exhibit A, (c) all continuations, continuations-in-part, divisions, reissues, and re-exams based thereon, and (d) all patents issued or to be issued based upon the foregoing.

              "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, entity or any Governmental Body or political subdivision thereof or any other entity or organization.

               "Requirement of Law" means any statute, law, ordinance, rule, regulation, order, decree, judicial or administrative decision or directive.

               "Restated Certificate" means the Restated Certificate of Incorporation of Teltronics filed in the State of Delaware as amended and restated to the date hereof.

              "Transferred Patents" shall mean the Patents excluding any patents and patent applications which have been abandoned for any reason or allowed to lapse due to the nonpayment of taxes or maintenance fees, which Transferred Patents as on the date hereof are listed on the attached Exhibit B.

         1.2      Rules of Construction. The following provisions shall be applied wherever appropriate herein: (a) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (b) this Agreement and the Ancillary Agreements shall be deemed to have been drafted by both Harris and Teltronics and neither this Agreement nor any Ancillary Agreement shall be construed against any party as the principal draftsperson hereof or thereof; (c) any references herein to a particular Section, Article, Exhibit, or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; (d) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement; and (e) the subject headings of the paragraphs and sections of this Agreement are included for the purpose of convenience only and shall not affect the construction or interpretation of any of its provisions.

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF TELTRONICS.

        Teltronics represents and warrants to Harris that:

         2.1      Organization; Authority. Teltronics is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Teltronics has all necessary power and authority to execute, deliver and perform its obligations hereunder and under the Ancillary Agreements to which it is to be a party.

        2.2      Authorization of Agreement; No-Contravention. (a) Teltronics has duly authorized and approved the transactions contemplated by this Agreement and the Ancillary Agreements, and Teltronics has taken all action required by any Requirement of Law, its Restated Certificate, its bylaws or otherwise to authorize and to approve the execution, delivery and performance of this Agreement, the Ancillary Agreements and the documents, agreements and certificates to be executed and delivered by it in connection herewith and therewith. This Agreement and each Ancillary Agreement is duly executed and delivered by Teltronics, and constitutes a valid and legally binding obligation of Teltronics, enforceable against Teltronics in accordance with its terms. All persons who have executed this Agreement on behalf of Teltronics or who will execute on behalf of Teltronics any Ancillary Agreements or other documents, agreements and certificates in connection herewith or therewith, have been duly authorized to do so by all necessary corporate action. Teltronics' board of directors has approved this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements.

                   (b)      Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements on the terms and subject to the conditions hereof and thereof, will (i)

conflict with or result in any violation of or constitute a breach of or give rise to a right of termination or cancellation of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of the Restated Certificate or bylaws of Teltronics or under any lease, contract, loan agreement, promissory note or other agreement to which Teltronics is a party; or (ii) violate any order against or binding upon Teltronics; or (iii) constitute a violation by Teltronics of any Requirement of Law of any jurisdiction as such Requirement of Law relates to Teltronics, its business or the transactions contemplated by this Agreement and the Ancillary Agreements.

        2.3      Consents and Approvals. No approval, consent, waiver or authorization of any Governmental Body or other Person (including, but not limited to, any existing lender or holder of indebtedness of Teltronics) is required (a) for or in connection with the valid execution and delivery by Teltronics of this Agreement or the other Ancillary Agreements or the consummation by Teltronics of the transactions contemplated by this Agreement or the Ancillary Agreements other than the consent of the parties referred to in  Section 2.5(b)  hereof; or (b) as a condition to the legality, validity or enforceability as against Teltronics of this Agreement or the Ancillary Agreements..

        2.4      Amounts Due Harris. The net amount owed by Teltronics to Harris as of June 1, 2004 is equal to the sum of (a) $8,599,624.27 representing the unpaid principal of the 2002 Amended and Restated Promissory Note; and (b) $578,022.00 representing the accrued and unpaid interest thereon for a total owed to Harris as of June 1, 2004 of $9,177,646.27 and after giving effect to the Credit (as hereafter defined), it shall owe to Harris the principal and accrued interest for September in the aggregate amount of $8,119,199.27. Teltronics acknowledges that such amounts will continue to be secured pursuant to and as set forth in the Amended and Restated General Security Agreement. Other than the non-payments of interest and principal, there is no default or event of default under the 2002 Amended and Restated Promissory Note.

        2.5      Ownership and Security Interests in Patents. (a) Teltronics is the sole owner and has title, both beneficial and of record, to each of the Transferred Patents. The list of Transferred Patents in Exhibit B is current and complete as of the date of this Agreement. Each of the Transferred Patents is owned by Teltronics free and clear of all liens, mortgages, security interests, pledges, or other encumbrances ("Liens") other than those held by CIT Group/Business Credit, Inc. ("CIT") and Finova Mezzanine Capital, Inc. ("Finova") and by Harris pursuant to the Amended and Restated General Security Agreement.

                   (b)      Harris was granted and currently has a first security interest in the Patents superior and prior to the rights of all other Persons. Teltronics will deliver releases of all Liens or claims, each of CIT and Finova may have in and to the Transferred Patents no later than fifteen (15) days after execution of this Agreement. A copy of the CIT and Finova Mezzanine Capital, Inc. consent and UCC-3 forms releasing their security interest in the Patents will be in form satisfactory to Harris. Neither Tri-Link Technologies, Inc. nor any other Person has a Lien, or claim of ownership in and to the Transferred Patents.

         2.6      Maintenance and Licenses of Patents. (a) Except for Patents indicated as "dropped" in Exhibit B, all taxes, maintenance fees, and other governmental fees relating to each of the Transferred Patents have been timely paid by Teltronics.

                   (b)      Teltronics has not granted any license or other right to any third party with respect to any of the Transferred Patents except for licenses to customers for products purchased in the ordinary course of business; nor has Teltronics asserted any of the Transferred Patents against any third party, nor filed a complaint against any third party alleging infringement of any of the Transferred Patents. No Person has asserted that any of the Transferred Patents or any claims therein are invalid or unenforceable.

ARTICLE 3 - TRANSFER, LICENSE GRANT BACK AND RIGHT OF REPURCHASE.

        On and subject to the terms and conditions of this Agreement:

         3.1      Transfer, Assignment and Conveyance of Patents; Partial Credit . (a) Teltronics hereby sells, conveys, assigns, transfers and delivers to Harris, and Harris hereby purchases, acquires, and accepts from Teltronics all of Teltronics' right, title and interest in and to the Transferred Patents, subject to any licenses previously granted by Teltronics to customers for purchased products, including, but not limited to, the right to sue and collect damages for infringements of any Transferred Patent, whether arising prior to or subsequent to the date of this Agreement, and any and all renewals and extensions thereof that may hereafter be secured under the laws of any jurisdiction.

                   (b)      Harris hereby (i) grants a credit in the amount of $578,022.00 to reduce the amount of accrued and unpaid interest as of June 1, 2004, owing to Harris under the terms of the 2002 Amended and Restated Promissory Note, (ii) grants a credit in the amount of $406,792.00 of unpaid and missed scheduled principal payments as of June 1, 2004, owing to Harris under the terms of the 2002 Amended and Restated Promissory Note, and (iii) grants a credit in the amount of $290,413.56 representing interest and regularly scheduled principal payments that will be due and accrue under the 2002 Amended and Restated Promissory Note for the period from July 1, 2004, through September 1, 2004. The separate credits of $578,022.00 (for past due interest), $406,792.00 (for missed regularly scheduled principal payments), and $290,413.56 (for regularly scheduled interest and principal for the period from July 1, 2004 through September 1, 2004) for an aggregate of $1,275,227.56 are together referred to herein as the "Credit."  Harris is also crediting Teltronics by not increasing the interest rate to the higher default rate of 12.5% for the period from June 1, 2004, through September 30, 2004.

              (c)      Harris hereby agrees to extend its non-competition agreement contained in Section 9.9 of the Asset Sale Agreement for an additional period of three (3) years commencing upon the date of this Agreement; provided, however, that such Section 9.9 and the prohibitions contained therein shall not apply and shall terminate in all respects if there has occurred an Event of Default under the 2002 Amended and Restated Promissory Note and Harris has declared the entire balance of such Note to be due and payable and has commenced efforts to exercise rights or remedies available to it in respect of such Event of Default. In addition, nothing in Section 9.9 of the Asset Sale Agreement shall prohibit Harris from purchasing or otherwise acquiring a Person engaged in diversified activities that obtains less than twenty percent (20%) of its overall annual revenue, (based on such Person's latest financial statements or other publicly available information) attributable to direct or indirect competition in the Market (as defined in the Asset Sale Agreement).

         3.2      Recordation; Further Assurances. Teltronics agrees to execute and deliver to Harris all documents and assurances and take such further actions as Harris may reasonably request to carry out this Agreement and to perfect and preserve title in Harris or its permitted assigns to the Transferred Patents. Teltronics further agrees to execute and deliver to Harris all documents and instruments necessary to record the assignments and transfers in the appropriate governmental agencies (including the United States Patent and Trademark Office) and to provide Harris with the necessary authority and powers of attorney to prosecute and maintain pending applications and patents included in the Transferred Patents. In furtherance thereof, Teltronics agrees to execute and deliver to Harris the Assignment of Patents in the form attached hereto as Exhibit C (the "Assignment of Patents").

         3.3      License Back. Harris agrees to grant and hereby grants to Teltronics a non-exclusive, world-wide, fully paid-up, non-transferable (except to a wholly-owned subsidiary) license to practice under the Transferred Patents to make, have made on its behalf, use and sell Digital Telephone Switch Products.

         3.4      Limit on Transfer; Repurchase Right. (a) Harris agrees that it will not transfer or convey ownership of any of the Transferred Patents to any third Person except to Teltronics or in accordance with the terms of this Section.

              (b)      The restrictions on transfer and conveyance of the ownership of any of the Transferred Patents shall not apply to the transfer by Harris to any wholly-owned subsidiary of Harris, provided that such subsidiary shall first become jointly and severally responsible for the obligations of Harris under this Agreement.

              (c)      Except for transfers permitted by clause (b) above, Harris agrees that it shall not transfer or convey ownership in the Transferred Patents to any third Person prior to July 31, 2010. Subject to Section 3.4(d), following July 31, 2010, Harris may only transfer ownership of the Transferred Patents if it shall first make a written offer (the "Offer") to sell all Transferred Patents to Teltronics. Such Offer shall constitute an irrevocable Offer to sell the Transferred Patents to Teltronics. Teltronics shall have the irrevocable option for forty-five (45) days following receipt of the Offer to purchase all of the Transferred Patents for a price equal to the sum of (i) $1,275,227.56, (the amount of the Credit) plus, (ii) an amount equal to interest on such amount from the date of this Agreement to the date of repurchase of the Transferred Patents calculated at an annual rate of six percent (6%) compounded annually, plus (iii) the amount of all fees and expenses paid by Harris to maintain and prosecute the Transferred Patents pursuant to the terms of this Agreement. The amount referred to in clauses (i) through (iii) is collectively referred to as the "Transferred Patents Repurchase Price." Teltronics may exercise this option by providing a written notice of election to Harris within the forty-five-day period. If Teltronics exercises this option within the forty-five-day period, it shall within five (5) business days of such election deliver to Harris cash by wire transfer of immediately available funds in the amount of the Transferred Patents Repurchase Price and Harris shall deliver proper instruments of transfer. If Teltronics does not elect to purchase the Transferred Patents within such forty-five-day period, then Harris shall have the right to transfer, sell, and convey ownership of the Transferred Patents (subject to the license referenced in Section 3.3) to any third Person on any terms it shall determine; provided, that if such sale is not completed within 90 days following the expiration of the forty-five-day period, then Harris may only transfer the Transferred Patents if Harris again complies with this Section 3.4.

              (d)      Notwithstanding the terms of Section 3.4(c), after July 31, 2010, Harris may sell or transfer the Transferred Patents to any third Person without making the Offer if the 2002 Amended and Restated Promissory Note has not been paid in full.

         3.5      Transfer, Sale, or Assignment of Note. Should Harris decide to sell or otherwise transfer the 2002 Amended and Restated Promissory Note, Harris shall not complete the sale or transfer unless it has provided Teltronics with fifteen (15) days prior written notice of such sale or transfer. Teltronics acknowledges that Harris may sell or transfer all or a portion of the 2002 Amended and Restated Promissory Note without Teltronics'consent and that the advance notice is not intended to confer any consent or other rights on or to Teltronics.

ARTICLE 4 - PATENT MAINTENANCE, PROSECUTION AND COOPERATION.

         4.1      Maintenance of Transferred Patents. Harris shall pay all costs and fees relative to the ongoing prosecution of the pending patent applications, included in the Transferred Patents, together with all taxes and maintenance fees that become due and payable during the lives of the respective Transferred Patents.

         4.2      Assistance. Teltronics agrees to assist Harris and cooperate in the prosecution of any pending patent applications and in the enforcement of any of the Transferred Patents, in which case Harris will reimburse Teltronics for any related reasonable attorney fees and travel expenses.

ARTICLE 5 - PATENT MARKING.

         5.1      Patent Marking. Teltronics agrees to take steps to assure that each of its products is properly marked with the most current applicable patent numbers in a manner required by the laws of each country and shall upon Harris' request, in a timely manner, provide Harris with the most current list of the products and corresponding marked patents. With respect to any pending applications prosecuted by Harris which issue as patents, Harris agrees to provide Teltronics with timely notice of such in order for Teltronics to mark the patent numbers on the products.

ARTICLE 6

         6.1      Reinstatement. Notwithstanding anything in this Agreement to the contrary, in the event that any of the transactions set forth in this Agreement are avoided and Harris is required to return any of the Transferred Patents to Teltronics or a successor (including a bankruptcy trustee or otherwise), then the Credit granted to Teltronics pursuant to Section 3.1(b) shall be reversed and such amount shall be reinstated as amounts owing to Harris under the 2002 Amended and Restated Promissory Note, which reinstated claim shall be secured under the terms of the Amended and Restated General Security Agreement.

         6.2      Acknowledgment of Obligations and Security Interests. Teltronics hereby acknowledges, confirms, and agrees that after giving effect to the transactions contemplated hereby and the Credit, as of September 30, 2004, Teltronics will owe and be indebted to Harris under the 2002 Amended and Restated Promissory Note for the principal and accrued interest for September in the aggregate amount of $8,119,199.27 and that such amount will continue to be secured pursuant to the Amended and Restated General Security Interest and that interest will continue to accrue in accordance with the terms of the 2002 Amended and Restated Promissory Note.

         6.3      Effect of this Agreement; No Other Amendments. Except as expressly set forth in this Agreement relating to the 2002 Amended and Restated Promissory Note, no other amendment or modification is made to any other provision of the 2002 Amended and Restated Promissory Note, the Amended and Restated General Security Agreement, the Loan Agreement between Harris and Teltronics dated as of March 27, 2002 ("Loan Agreement"), or any other agreement entered into between Harris and Teltronics. No other changes or modifications to the 2002 Amended and Restated Promissory Note, the Amended and Restated General Security Agreement, the Loan Agreement or any other agreement are intended or implied and in all other respects, such agreements shall continue in full force and effect in accordance with the terms thereof and are hereby ratified and confirmed as in full force and effect. There is no waiver of any default or event of default other than the payment defaults prior to the date hereof.

ARTICLE 7 - MISCELLANEOUS PROVISIONS.

         7.1      Survival of Representations and Warranties. The representations and warranties contained herein or in any certificate, statement, document or instrument furnished hereunder or under the Ancillary Agreements shall survive until expiration of the last-to-expire Transferred Patent. The covenants of Harris and Teltronics shall continue in full force and effect in accordance with their respective terms.

         7.2      Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Florida without giving effect to the conflicts of laws provisions thereof.

         7.3      Notices. All notices, consents, requests, instructions, approvals and other communications which may be or are required to be given, served or sent by either party pursuant to this Agreement, shall be in writing and shall be delivered personally, or sent by nationally recognized overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(a) If to Teltronics:	Teltronics, Inc. 2150 Whitfield Industrial Way Sarasota, FL 34243-4046 Attention: Ewen R. Cameron President and CEO

With a copy to:	Blair & Roach, LLP 2645 Sheridan Drive Tonawanda, NY 14150 Attention: John N. Blair, Esq.
(b) If to Harris:	Harris Corporation 1025 West NASA Boulevard Melbourne, FL 32919 Attention: Corporate Secretary
With a copy to:	Harris Corporation 1025 West NASA Boulevard Melbourne, FL 32919 Attention: Scott T. Mikuen Assistant Secretary

                       Each party may designate by notice in writing as aforesaid a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be mailed, sent, or delivered in the manner described above, shall be deemed sufficiently given, served, sent or received for all purposes (i) on the day personally delivered or telecopied, (ii) on the second day after the date delivered to a nationally recognized overnight courier, or (iii) on the fifth day following the date sent by certified mail. Notices received after 2:00 p.m. Eastern shall be deemed delivered on the next business day.

         7.4      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

         7.5      Submission to Jurisdiction; Waiver of Jury Trial. TELTRONICS HEREBY CONSENTS TO THE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE MIDDLE DISTRICT OF FLORIDA AND ANY STATE COURT WITHIN BREVARD COUNTY, STATE OF FLORIDA, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS, AND TELTRONICS WAIVES ANY OBJECTION WHICH IT MIGHT HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS.

        THE PARTIES ACKNOWLEDGE THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY JURY EXCEED THE TIME AND EXPENSE FOR A BENCH TRIAL AND HEREBY WAIVE, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

         7.6      No Third Party Beneficiary. This Agreement is entered into solely for the benefit of the parties hereto, and the provisions of this Agreement shall be for the sole and exclusive benefit of such parties and their respective successors and permitted assigns. No Person not a party hereto or their successors and permitted assigns (including employees or creditors of the Seller) shall be entitled to enforce any provisions hereof or exercise any right hereunder.

         7.7      Waiver. Neither the waiver by either of the parties hereto of a breach of or a default under any one or more of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder. No waiver shall be binding unless executed by the party making the waiver.

         7.8      Assignment; Amendment. Except as permitted under Section 3.4(b), neither Teltronics nor Harris shall assign any of their rights or obligations under this Agreement without the prior written consent of the other, which shall not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. No provisions of this Agreement may be amended, modified, discharged or terminated except by written agreement duly executed by each of the parties.

         7.9      Entire Agreement. This Agreement and the Ancillary Agreements embody and constitute the entire agreement and understanding between the parties with respect to the specific subject matter hereof and, subject to Section 6.3, supersede and cancel any prior and contemporaneous oral or written agreement, letter of intent, proposal executed or delivered by or on behalf of any of the parties or understanding related to the specific subject matter hereof.

         7.10      Counterparts. This Agreement may be executed in one or more counterparts (including telecopy facsimile), and it shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts. All counterparts shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

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        IN WITNESS WHEREOF Teltronics and Harris have caused this Patent Transfer Agreement to be executed, in duplicate, by their respective duly authorized officers as of the date first above written.

HARRIS CORPORATION	TELTRONICS, INC.

By: /s/ Bryan R. Roub ————————————————— (Signature) Name: Bryan R. Roub Title: Senior Vice President & Chief Financial Officer Date: August 13, 2004 Witness: Diane B. Armstrong	/s/ Ewen R. Cameron ————————————————— (Signature) Name: Ewen R. Cameron Title: President & Chief Executive Officer Date: August 16, 2004 Witness: Susan D. Maslanka

FORM OF EXHIBIT A

Patents Transferred Under the Asset Sale Agreement

FORM OF EXHIBIT B

Transferred Patents

EXHIBIT C

Form of Assignment of Patents

PATENT
ASSIGNMENT

        WHEREAS, Teltronics, Inc. a Delaware corporation ("Assignor"), having an office at 2150 Whitfield Industrial Way, Sarasota, FL 34243-4046, is the owner of the patents described in the attached Schedule ("Assigned Patents"); and

        WHEREAS, Harris Corporation, a Delaware corporation, ("Assignee"), having its principal place of business at 1025 W. NASA Blvd., Melbourne, FL 32919, is desirous of acquiring the Assigned Patents;

        NOW THEREFORE, for good and valuable consideration to the Assignors paid, the receipt and sufficiency of which is hereby acknowledged, the Assignor assigns to the Assignee, its successors and assigns, all right, title and interest in and to the Assigned Patents, subject to any licenses previously granted by Assignor to customers for products purchased in the ordinary course, together with the rights of recovery for past infringement thereof, including the right to sue for and collect damages for its own use, the same to be held and enjoyed by Assignee for its own use and benefit and the use and benefit of its successors and assigns, fully and entirely as the same would have been held and enjoyed by Assignor had this sale and assignment not been made.

        EXECUTED this 16th day of August, 2004, at Sarasota, Florida.

TELTRONICS, INC. BY: /S/ EWEN R. CAMERON —————————————— Name: Ewen R. Cameron Title: President & CEO

STATE OF FLORIDA
COUNTY OF MANATEE

        The foregoing instrument was acknowledged before me this 16th day of August, 2004, by Ewen R. Cameron, President and CEO of TELTRONICS, INC., a Delaware corporation, on behalf of the corporation. He is personally known to me.

/S/ Susan D. Maslanka —————————————— Notary Public, State of Florida My commission 7/13/2007